Exhibit 10(zz)

DPL INC.

LONG-TERM INCENTIVE PLAN  —  PERFORMANCE SHARES AGREEMENT

(Granted Under the 2006 Equity and Performance Incentive Plan)

This Long-Term Incentive Plan  —  Performance Shares Agreement (this “Agreement”) is made as of February ___, 2007 between DPL Inc., an Ohio corporation (“DPL”) and _________________, an employee of DPL or its Subsidiaries (the “Grantee”).

WHEREAS, the Board of Directors of DPL has duly adopted the 2006 Equity and Performance Incentive Plan (the “Plan”), which authorizes DPL to grant to eligible individuals performance shares, each such performance share being equal in value to one share of DPL’s common stock, par value of $0.01 per share (the “Common Shares”);

WHEREAS, the DPL’s shareholders approved the Plan by the affirmative vote of the holders of the requisite number of outstanding Common Shares at DPL’s 2006 Annual Meeting of Shareholders (“Shareholder Approval”); and

WHEREAS, the Board of Directors of DPL has determined that it is desirable and in the best interests of DPL and its shareholders to approve a long-term incentive program in 2006 and, in connection therewith, to grant the Grantee a certain number of performance shares, in order to provide the Grantee with an incentive to advance the interests of DPL, all according to the terms and conditions set forth herein and in the Plan.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto do hereby agree as follows:

ARTICLE I  —  GRANT OF PERFORMANCE SHARES

Section 1.1  Performance Shares Granted.  Subject to the terms of the Plan, DPL hereby grants to the Grantee a targeted number of performance shares equal to ______________ (the “Target Performance Shares”), payment of which depends on DPL’s performance as set forth in this Agreement and in the Statement of Performance Goals (the “Statement of Performance Goals”) approved by the Compensation Committee of DPL’s Board of Directors (the “Committee”).

Section 1.2  Performance Measure.  The Grantee’s right to receive all, any portion of, or more than, the Target Performance Shares will be contingent upon the achievement of specified levels of Total Shareholder Return Relative to Peers (“TSR Relative to Peers”), as set forth in the Statement of Performance Goals and will be measured over the period January 1, 2007 through December 31, 2009 (“Performance Period”).

ARTICLE II  —  EARNING OF PERFORMANCE SHARES

Section 2.1  Below Threshold.  If, upon the conclusion of the Performance Period, TSR Relative to Peers for that Performance Period falls below the threshold level, as set forth in the Performance Matrix contained in the Statement of Performance Goals, no performance shares for that Performance Period shall become earned.

Section 2.2  Between Threshold and Target.  If, upon the conclusion of the Performance Period, TSR Relative to Peers equals or exceeds the threshold level, but is less than the target level, as set forth in the Performance Matrix contained in the Statement of Performance Goals, the Target Performance Shares shall become earned based on performance during the Performance Period, as determined by mathematical interpolation between 50% of the targeted Target Performance Shares and 100% of the Target Performance Shares and rounded up to the nearest whole share.

Section 2.3  Between Target and Intermediate.  If, upon the conclusion of the relevant Performance Period, TSR Relative to Peers equals or exceeds the target level, but is less than the intermediate level, as set forth in the Performance Matrix contained in the Statement of Performance Goals, the Target Performance Shares shall become earned based on performance during the Performance Period, as determined by mathematical interpolation between 100% of the targeted Target Performance Shares and 150% of the Target Performance Shares and rounded up to the nearest whole share.

Section 2.4  Between Intermediate and Maximum.  If, upon the conclusion of the relevant Performance Period, TSR Relative to Peers equals or exceeds the intermediate level, but is less than the maximum level, as set forth in the Performance Matrix contained in the Statement of Performance Goals, the Target Grant Performance Shares shall become earned based on performance during the Performance Period, as determined by mathematical interpolation between 150% of the Target Performance Shares and 200% of the Target Performance Shares and rounded up to the nearest whole share.

Section 2.5  Equals or Exceeds Maximum.  If, upon the conclusion of the Performance Period, TSR Relative to Peers for that Performance Period equals or exceeds the maximum level, as set forth in the Performance Matrix contained in the Statement of Performance Goals, 200% of the Targeted Performance Shares for that Performance Period shall become earned.

Section 2.6  Conditions; Determination of Earned Award.  Except as otherwise provided herein, the Grantee’s right to receive any performance shares is contingent upon his or her remaining in the continuous employ of DPL or a Subsidiary through the end of each Performance Period.  For purposes of this Agreement, the continuous employ of the Grantee shall not be considered interrupted or terminated in the case of sick leave, military leave or any other leave of absence approved by DPL or in the case of transfers between locations of DPL and its Subsidiaries.  Following the Performance Periods, the Committee (or the independent members of the Board of Directors) shall determine whether and to what extent the goals relating to TSR Relative to Peers have been satisfied for each Performance Period and shall determine the number of performance shares that shall have become earned hereunder.

ARTICLE III  —  CHANGE OF CONTROL

If a Change of Control (as defined in the Plan) occurs following Shareholder Approval of the Plan and during the Performance Periods, but before the payment of any performance shares as set forth in Article VII below, DPL shall pay to the Grantee, as soon as practicable following the Change of Control, a pro rata number of the Target Performance Shares based on the number of full months that have elapsed during each Performance Period prior to the Change of Control and the remaining performance shares will be forfeited.

ARTICLE IV  —  DISABILITY OR DEATH

If the Grantee’s employment with DPL or a Subsidiary terminates following Shareholder Approval of the Plan and during the Performance Periods, but before the payment of any performance shares as set forth in Article VII below due to (a) “disability” (as defined in DPL’s long-term disability plan) or (b) death, DPL shall pay to the Grantee or his or her executor or administrator, as the case may be, as soon as practicable following such termination of employment, a pro rata number of the Target Performance Shares based on the number of full months during the Performance Period during which the Grantee was employed by DPL and the remaining performance shares will be forfeited.

ARTICLE V  —  RETIREMENT

If the Grantee’s employment with DPL or a Subsidiary terminates following Shareholder Approval of the Plan and during any Performance Period, but before the payment of any performance shares as set forth in Article VII below due to the Grantee’s retirement approved by the Committee or the Board, DPL shall pay to the Grantee, as soon as practicable following the end of each Performance Period, the performance shares to which the Grantee would have been entitled under Article II above, had the Grantee remained employed by DPL through the end of each of the Performance Periods, prorated based on the number of full months during the Performance Period during which the Grantee was employed by DPL and the remaining performance shares will be forfeited.

ARTICLE VI  —  FORFEITING OF PERFORMANCE SHARES

If the Grantee’s employment with DPL or a Subsidiary terminates before the end of the applicable Performance Period for any reason other than as set forth in Articles IV and V above, the performance shares will be forfeited.

ARTICLE VII  —  PAYMENT OF PERFORMANCE SHARES

Payment of any performance shares that become earned as set forth herein will be made in the form of Common Shares.  Except as otherwise provided in Articles III, IV and V, payment will be made as soon as practicable after the last fiscal year of each Performance Period and the determination by the Committee (or the independent members of the Board of Directors) of the level of attainment of TSR Relative to Peers, but in no event shall such payment occur after two and a half months from the end of the applicable Performance Period.  Performance shares will be forfeited if they are not earned at the end of the applicable Performance Period and, except as otherwise provided in this Agreement, if the Grantee ceases to be employed by DPL or a Subsidiary at any time prior to such shares becoming earned at the end of each Performance Period.  To the extent that DPL or any Subsidiary is required to withhold any federal, state, local or foreign tax in connection with the payment of earned performance shares pursuant to this Agreement, it shall be a condition to the receipt of such performance shares that the Grantee make arrangements satisfactory to DPL or such Subsidiary for payment of such taxes required to be withheld.  This tax withholding obligation shall be satisfied by DPL withholding performance shares otherwise payable pursuant to this award.

ARTICLE VIII  —  DIVIDENDS

Except as provided in Section 11.5 below, no dividends shall be accrued or earned with respect to the performance shares until such performance shares are earned by the Grantee as provided in Article II hereof.

ARTICLE IX  —  NON-ASSIGNABILITY

The performance shares and the Common Shares subject to this grant are personal to the Grantee and may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee until they become earned as provided in this Agreement; provided, however, that the Grantee’s rights with respect to such performance shares and Common Shares may be transferred by will or pursuant to the laws of descent and distribution.  Any purported transfer or encumbrance in violation of the provisions of this Article IX shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such performance shares or Common Shares.

ARTICLE X  —  ADJUSTMENTS

In the event of any change in the number of Common Shares by reason of a merger, consolidation, reorganization, recapitalization, or similar transaction, or in the event of a stock dividend, stock split, or distribution to shareholders (other than normal cash dividends), the Committee shall adjust the number and class of shares subject to outstanding Target Performance Shares and

Deferred Units (as defined below) and other value determinations applicable to outstanding Target Performance Shares and Deferred Units.  No adjustment provided for in this Article X shall require DPL to issue any fractional share.

ARTICLE XI  —  DEFERRAL

Section 11.1  Ability to Defer.  The Grantee may elect to defer receipt of all or any portion of the earned performance shares, which will be credited to a bookkeeping account in the Grantee’s name.

Section 11.2  Elections.  An election pursuant Section 11.1 must be made in writing and delivered to DPL within 30 days of the date of grant of such performance shares, provided that the election is made at least one year in advance of the earliest date on which the performance shares could be earned.  If the Grantee does not file an election form by the specified date, he or she will receive the performance shares when they otherwise would have been paid pursuant to Article VII.

Section 11.3  Crediting to Accounts.  If a Grantee elects to defer receipt of the earned performance shares, there will be credited to the Grantee’s account as of the day such Common Shares underlying the earned performance shares would have been paid, a number of deferred units (the “Deferred Units”) equal to the number of Common Shares that would otherwise have been delivered to the Grantee pursuant to Article VII on such date.  The Deferred Units credited to the Grantee’s account (plus any additional shares credited pursuant to Section 11.5 below) will represent the number of Common Shares that DPL will issue to the Grantee at the end of the deferral period.  All Deferred Units will be 100% vested at all times.

Section 11.4  Deferral Period.  The Deferred Units will be subject to a deferral period beginning on the date of crediting to the Grantee’s account and ending upon such period as the Grantee may have elected.  The period of deferral will be for a minimum period of one year, except in the case where the Grantee elects a deferral period determined by reference to his or her termination of employment.  The Grantee may elect payment in a lump sum or payment in equal installments.  The Grantee may change the period of deferral by filing a subsequent election with DPL at least twelve months before the date of the previously elected payment date and the newly elected payment date (or payment commencement date) must be at least five years after the previously elected payment date (or the previously elected payment commencement date); provided, however, that such modification shall not be effective unless the Grantee remains an employee for at least twelve months after the date on which such modification was made.  During the deferral period, the Grantee will have no right to transfer any rights under his or her Deferred Units and will have no other rights of ownership therein.

Section 11.5  Dividend Equivalents.  The Grantee’s account will be credited as of the last day of each calendar quarter with that number of additional Deferred Units equal to the amount of cash dividends paid by DPL during such quarter on the number of Common Shares equivalent to the number of Deferred Units in the Grantee’s account from time to time during such quarter divided by the Market Value per Share of one

Common Share on the day immediately preceding the last business day of such calendar quarter.  Such dividend equivalents, which will likewise be credited with dividend equivalents, will be deferred until the end of the deferral period for the Deferred Units with respect to which the dividend equivalents were credited.

Section 11.6  Early Payment.  Notwithstanding the foregoing provisions, (i) if, upon the Grantee’s termination of employment, the value of the Grantee’s account is less than $500, the amount of the Grantee’s account will be immediately paid to the Grantee in Common Shares, (ii) if a Change of Control occurs, the amount of the Grantee’s account will immediately be paid to the Grantee in full in Common Shares and (iii) in the event of an unforeseeable emergency, as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), that is caused by an event beyond the control of the Grantee and that would result in severe financial hardship to the Grantee if acceleration was not permitted, the Committee will accelerate the payment of Common Shares to the Grantee in the Grantee’s account, but only up to the amount necessary to meet the emergency.

ARTICLE XII  —  COMPLIANCE WITH SECTION 409A OF THE CODE

To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee.  This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect unless and until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by DPL without the consent of the Grantee).  In particular, to the extent the Grantee has a right to receive payment pursuant to Article III or IV and the event triggering the right to payment does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in Article III, IV or VII above, issuance of the Common Shares will be made, to the extent necessary to comply with Section 409A of the Code, to the Grantee on the earlier of (a) the Grantee’s “separation from service” with DPL (determined in accordance with Section 409A); provided, however, that if the Grantee is a “specified employee” (within the meaning of Section 409A), the Grantee’s date of issuance of the Common Shares shall be the date that is six months after the date of the Grantee’s separation of service with DPL; (b) the date the payment would otherwise occur under this Agreement (to the extent it constitutes a permitted distribution event); or (c) the Grantee’s death.  References to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

ARTICLE XIII  —  MISCELLANEOUS

Section 13.1  Interpretation.  The contents of this Agreement are subject in all respects to the terms and conditions of the Plan as approved by the Board of Directors and the shareholders of DPL, which are controlling.  The interpretation and construction by the Board and/or the Committee of any provision of the Plan or this Agreement shall be final and conclusive upon the Grantee, the Grantee’s estate, executor, administrator, beneficiaries, personal representative and guardian and DPL and its successors and assigns.  Unless otherwise indicated, the capitalized terms used in this Agreement shall have the same meanings as set forth in the Plan.

Section 13.2  Fractional Shares.  Any fractional share earned under this Agreement will be rounded up or down to the nearest whole share.

Section 13.3  No Right to Employment.  The grant of the performance shares is discretionary and will not be considered to be an employment contract or a part of the Grantee’s terms and conditions of employment or of the Grantee’s salary or compensation.

Section 13.4  Successors and Assigns.  This Agreement, and the terms and conditions of the Plan, shall bind, and inure to the benefit of the Grantee, the Grantee’s estate, executor, administrator, beneficiaries, personal representative and guardian and DPL and its successors and assigns.

Section 13.5  Governing Law.  This Agreement shall be governed by the laws of the State of Ohio (but not including the choice of law rules thereof).

Section 13.6  Amendment.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.  The terms and conditions of this Agreement may not be modified, amended or waived, except by an instrument in writing signed by a duly authorized executive officer at DPL.  Notwithstanding the foregoing, no amendment shall adversely affect the Grantee’s rights under this Agreement without the Grantee’s consent.

ARTICLE XIV  —  NOTICES

All notices under this Agreement to DPL must be delivered personally or mailed to DPL at its principal office, addressed to the attention of the Corporate Secretary.  DPL’s address may be changed at any time by written notice of such change to the Grantee.  All notices under this Agreement to the Grantee will be delivered personally or mailed to the Grantee at his or her address as shown from time to time in DPL’s records.

IN WITNESS WHEREOF, the parties hereto have duly executed this Long Term Incentive Plan  —  Performance Shares Agreement, or caused this Long-Term Incentive Plan  —  Performance Shares Agreement to be duly executed on their behalf, as of the day and year first above written.

DPL INC.

By:
Name: Paul M. Barbas
Title: President and Chief Executive Officer

Grantee